Exhibit 99.1

Lucid Starts Production of the Groundbreaking Lucid Air in Arizona;

Customer Deliveries to Begin in October

•	Lucid Production Preview Week events begin at Lucid’s factory in Casa Grande, AZ, with customers, media and policymakers, including Arizona Governor Doug Ducey, in attendance
•	First Lucid Air customer-quality cars driven off the assembly line after achieving EPA certification, as well as achieving FMVSS safety certification
•	Customer deliveries to begin in late October
•	Reservations for Lucid Air surpass 13,000

NEWARK, CA — September 28, 2021 — Lucid Group, which is setting new standards with its advanced luxury EVs, kicked off its Production Preview Week, a series of events during which Lucid opened the doors of its Advanced Manufacturing Plant (AMP-1) and Lucid Powertrain Manufacturing (LPM-1) factories in Casa Grande, Arizona, to members of the media and investor communities, policymakers, and Lucid Air Dream Edition customers.

The first customer-quality Lucid Air luxury electric sedans rolled off the assembly line today during the event at AMP-1, which included a factory commissioning ceremony with Arizona Governor Doug Ducey. Governor Ducey joined other policymakers and invited guests in highlighting Lucid’s local job creation and economic development, increase in high-tech manufacturing footprint, and plans for future expansion in the state. Lucid’s Arizona manufacturing facilities are expected to bring a projected economic output (direct, indirect, and induced) of $9 billion to the state in 2024, as well as a projected 15,000 jobs annually (direct, indirect, and induced) by 2024. During the event, customers, analysts, investors, and members of the media were also given the opportunity to be some of the first to test drive the Lucid Air.

Lucid Air Customer Deliveries to Begin in Late October

Lucid expects reservation holders of Lucid Air Dream Edition models will begin receiving their vehicles in late October, with customer deliveries ramping up thereafter. Grand Touring, Touring, and Air Pure model deliveries are expected to follow. Lucid has thus far received more than 13,000 reservations for Lucid Air and increased the planned total production quantity of the Dream Edition to 520 vehicles.

The EPA recently released its official range estimate for the Lucid Air Dream Edition Range, which is the longest range for any electric car rated by the EPA: 520 miles on a single charge, more than 100 miles over its closest competitor. The Lucid Air Dream Edition Performance and Lucid Air Grand Touring also achieved EPA estimated ranges far beyond any other EV. With customer-quality cars now coming off the line, Lucid has confirmed that the Air meets all the applicable regulatory requirements from the EPA and U.S. Department of Transportation.

“The proprietary EV technology that Lucid has developed will make it possible to travel more miles using less battery energy. For example, our Lucid Air Grand Touring has an official EPA rating of 516 miles of range with a 112-kWh battery pack, giving it an industry-leading efficiency of 4.6 miles per kWh. Our technology will allow for increasingly lighter, more efficient, and less expensive EVs, and today represents a major step in our journey to expand the accessibility of more sustainable transportation,” said Peter Rawlinson, CEO and CTO, Lucid Group. “I’m delighted that production cars endowed with this level of efficiency are currently driving off our factory line.”

AMP-1 Factory Expansion

Lucid completed the construction of the AMP-1 factory, positioned on a 590-acre site in Casa Grande, Arizona, in less than a year. As the first greenfield, dedicated electric vehicle factory to be built in North America, Lucid’s innovative AMP-1 was designed with a future-ready focus that has allowed the company to already embark on a massive expansion of the facility. This will add 2.85 million square feet to support an increase in Air production and establish production of the brand’s first SUV, Gravity, which is expected to start in 2023.

About Lucid Group

Lucid’s mission is to inspire the adoption of sustainable energy by creating the most captivating electric vehicles, centered around the human experience. The company’s first car, Lucid Air, is a state-of-the-art luxury sedan with a California-inspired design underpinned by race-proven technology. Lucid Air features a luxurious full-size interior space in a mid-size exterior footprint. Customer deliveries of Lucid Air, which is produced at Lucid’s new factory in Casa Grande, Arizona, are planned to begin in late October.

Media Contact

media@lucidmotors.com

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Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations related to the start of production and deliveries of the Lucid Air and Lucid Gravity, the performance, range, and other features of the Lucid Air, construction and expansion of the Company’s AMP-1 manufacturing facility, and the promise of the Company’s technology. These statements are based on various assumptions, and actual events and circumstances may differ. Forward-looking statements are subject to a number of risks and uncertainties, including factors discussed in the Company’s Registration Statement on Form S-1, as amended, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, in each case, under the heading “Risk Factors,” as well as other documents of the Company that are filed, or will be filed, with the Securities and Exchange Commission. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.